EXHIBIT 12

                    Computation of Earnings to Fixed Charges
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

                                                                    YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                         1994      1995      1996      1997      1998
                                                         ------ --------- --------- --------- -------
(DOLLARS IN MILLIONS)

RATIO OF EARNINGS TO FIXED CHARGES:
Income (loss) before taxes and extraordinary items ..... $ 1.0   $ 2.6     $ 6.2      $ 6.9     ($4.8)
Plus: Fixed charges ....................................   8.0     8.5       7.8        9.2      17.5
                                                         -----   -----     -----      -----     -----
Income (loss) before taxes and extraordinary items
  plus fixed charges ................................... $ 9.0    11.1     $14.0      $16.1     $12.7
                                                         =====   =====     =====      =====     =====

Fixed charges:
Interest expense ....................................... $ 7.8   $ 8.3     $ 7.5      $ 8.8     $16.0
One third of rental expense, representing interest
  portion ..............................................   0.2     0.2       0.3        0.4       1.5
                                                         -----   -----     -----      -----     -----
                                                         $ 8.0   $ 8.5     $ 7.8      $ 9.2     $17.5
                                                         =====   =====     =====      =====     =====

Ratio of Earnings to Fixed Charges .....................   1.1     1.3       1.8        1.8        --
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